Exhibit 99.1

CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: August 7, 2009
FOR IMMEDIATE RELEASE

 CITIZENS COMMUNITY BANCORP, INC.
ANNOUNCES QUARTERLY DIVIDEND

EAU CLAIRE, Wis.—Aug. 7—Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced a quarterly dividend of 5 cents per share.

The cash dividend is payable on or about September 3, 2009, to shareholders of record as of the close of business on August 20, 2009.  This is the 20th quarterly dividend paid since Citizens Community Federal’s mutual to stock conversion in March 2004.

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 26 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.